                                                                    Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Fascimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.70 IN FIRST QUARTER

LAKE FOREST, Ill., April 27, 2006 - Brunswick Corporation (NYSE: BC) reported today net earnings of $67.4 million, or $0.70 per diluted share, for the first quarter of 2006, on sales of $1,458.0 million and operating earnings of $87.2 million. Diluted earnings per share in 2006 include a $0.13 per-share benefit from tax-related items. For the year-ago first quarter, the company reported net earnings of $94.6 million, or $0.96 per diluted share, on sales of $1,401.1 million and operating earnings of $99.1 million. Diluted earnings per share for 2005 included a $0.32 per diluted share gain on the sale of securities.
In light of the company’s previously announced decision to sell substantially all of its Brunswick New Technologies (BNT) business unit, the company will present its first quarter results excluding these businesses, as well as the tax-related benefit and the gain on the sale of securities noted above, as the company believes the pro forma (non-GAAP) numbers are more representative of the financial performance of its ongoing operations. On this basis, the company reported pro forma diluted earnings per share of $0.64 for the first quarter of 2006 compared with $0.63 for the year-ago first quarter. Sales increased 5 percent to $1,413.3 million from $1,342.5 million in the quarter, and operating earnings declined slightly to $98.2 million from $98.8 million.
Commenting on the first quarter, Brunswick Chairman and Chief Executive Officer Dustan E. McCoy said, “The 5 percent sales growth from ongoing operations was driven primarily by contributions from boat companies acquired subsequent to the first quarter last year, as well as increased sales from our Bowling & Billiards and Fitness segments. Excluding the benefit of acquisitions, sales were down slightly. The decline in operating earnings was primarily due to lower production to reduce marine pipelines and the shift in product mix to low-emission outboard engines, described below.”

Boat Segment
The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems. On a pro forma basis, the Boat segment reported sales for the first quarter of $751.0 million, up 10 percent compared with $680.7 million in the first quarter of 2005. Operating earnings were $48.4 million, down from $49.1 million for the quarter, and operating margins were 6.4 percent compared with 7.2 percent in the prior year.
“The sales gain for the segment was driven by acquisitions as organic sales, which excludes boat brands that were not in our portfolio in the year-ago quarter, fell by a little less than 1 percent. Marine retail was down in the first quarter when compared with very robust demand in the first quarter of 2005,” McCoy said. “As a result, we placed tremendous focus on managing the pipeline to ensure that we do not build up unnecessary inventory at our dealers. Consequently, we reduced production levels in certain of our brands to accomplish that. Pipeline inventories of boats totaled 31 weeks of supply at quarter end, unchanged from the same date a year ago. The higher mix of sales from acquired businesses, which have lower margins than our core brands, as well as the impact of fixed-cost absorption from lower production, led to the reduction in operating margins.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported pro forma sales of $557.2 million in the first quarter of 2006, up 3 percent from $543.2 million in the year-ago first quarter. Operating earnings in the first quarter declined to $44.9 million versus $52.0 million, and operating margins declined to 8.1 percent compared with 9.6 percent for the same quarter in 2005.

“During the quarter, segment sales benefited from increased sales of sterndrive engines and parts and accessories in the United States, partially offset by slightly lower outboard sales,” McCoy said. “Operating earnings, however, were affected by the outboard engine technology transition. As we have previously disclosed, we discontinued selling traditional carbureted two-stroke outboard engines in North America beginning July 1, 2005. Our current product offerings of low-emission outboards now account for practically all of our outboard product mix as we complete this technology transition. Approximately 97 percent of our U.S. outboard sales in the first quarter of 2006 came from low-emission engines, up from 65 percent in the year-ago first quarter. The lower margins on these products, along with the fixed-cost absorption impact from lower production levels to maintain pipeline inventories, are largely behind the decline in Marine Engine segment operating earnings and margins. Operating earnings are expected to increase in the second half of this year as we mark the anniversary of the transition date and as we begin to realize more savings from our lower-cost manufacturing facilities in Asia, at which we are currently ramping up production.”
“The company’s pipeline management efforts are paying off. We had 28 weeks of supply of engines in the pipeline at the end of the first quarter of 2006, down one week compared with the same time a year ago,” McCoy noted. “We will continue to manage our production to keep pipelines at healthy levels as we move into the spring selling season.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment. Segment sales in the first quarter of 2006 on a pro forma basis totaled $134.5 million, up 5 percent from $128.1 million in the year-ago quarter. Segment operating earnings were up 39 percent for the first quarter of 2006, totaling $8.9 million compared with $6.4 million for the year-ago quarter, and operating margins were up 160 basis points to 6.6 percent as compared with 5.0 percent a year ago.

“Margin and earnings improvement remain the story at Life Fitness,” McCoy said. “Life Fitness has achieved this result through hard work, diligence and steadily improving productivity and operating results through manufacturing and supply chain efficiencies.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables. Segment sales in the first quarter of 2006 totaled $114.7 million, up 3 percent compared with $111.5 million in the year-ago quarter. Operating earnings advanced 15 percent, totaling $12.8 million in the first quarter versus $11.1 million from the year-ago quarter. Operating margins were up 120 basis points to 11.2 percent as compared with 10.0 percent in 2005.
“We saw sales increases across the board in our Bowling & Billiards segment during the quarter,” McCoy said. “Our expanded Brunswick Zone retail bowling centers continue to perform at very high levels, growing at rates higher than our traditional centers. Operating margins benefited from lower litigation expense, which was partially offset by costs associated with the transition of bowling ball manufacturing from Michigan to Mexico.”

Looking Ahead
“While we are just entering the boat-selling season, given the continued weakness we saw at retail in the first quarter, we believe retail demand overall for the full year will be flat to down slightly,” McCoy said. “In the second quarter, we estimate our marine operating earnings will be down when compared with the strong 18 percent increase we reported in the second quarter of 2005. This is primarily due to our decision to make additional production cuts in the quarter in select products to continue to manage pipeline inventories. This will contribute to lower operating margins for the quarter and the full year due to the impact of lower fixed-cost absorption. Margins will also be affected by the low-emission outboard transition. When we factor in the decision to sell substantially all of our BNT business unit, total corporate sales for the year are estimated to be up in the low- to mid-single digits, compared with pro forma sales for 2005. Therefore, we are estimating that diluted earnings per share for 2006 will be in the range of $3.00 to $3.15. This is compared with pro forma EPS of $3.13 for 2005, which excludes the gain on the sale of securities mentioned earlier, as well as tax-related benefits. For the second quarter, earnings per diluted share are estimated in the range of $0.90 to $0.97, as compared with $1.12 for the year-ago second quarter.”

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005.

Use of Non-GAAP Financial Information
As noted above, certain information relating to the company’s financial results is presented in this news release on a pro forma (non-GAAP) basis, as the company believes that presentation on this basis is more representative of the financial performance of its ongoing operations. Results are presented on both a GAAP and non-GAAP basis in the financial information that follows the body of this release. The company said it will formally disaggregate its financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006, at which time the financial information disclosed in this announcement as non-GAAP will be in accordance with GAAP.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com

(Financial Information Follows)

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended March 31
	2006	2005	% Change

Net sales	$1,458.0	$1,401.1	4%
Cost of sales	1,132.5	1,059.2	7%
Selling, general and administrative expense	202.4	208.6	-3%
Research and development expense	35.9	34.2	5%
Operating earnings	87.2	99.1	-12%
Equity earnings	5.2	5.0	4%
Investment sale gain (1)	-	38.7
Other expense, net	(0.1)	(0.9)	89%
Earnings before interest and income taxes	92.3	141.9	-35%
Interest expense	(13.6)	(13.0)	-5%
Interest income	2.9	2.7	7%
Earnings before income taxes	81.6	131.6	-38%
Income tax provision	14.2	37.0

Net earnings	$67.4	$94.6	-29%

Earnings per common share:
Basic	$0.71	$0.97	-27%
Diluted	$0.70	$0.96	-27%

Weighted average number of shares used for computation of:
Basic earnings per share	95.6	97.7	-2%
Diluted earnings per share	96.6	99.0	-2%

Effective tax rate (2)	17.4%	28.1%

(1)	The Company sold its investment in MarineMax, Inc., pursuant to registered public offering by MarineMax.

(2)	The decrease in the effective tax rate for the first quarter of 2006 was primarily due to a tax reserve reassessment of $12.4 million.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended March 31
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$747.7	$677.5	10%	$48.0	$49.5	-3%	6.4%	7.3%
Marine Engine	606.0	605.6	0%	34.2	52.0	-34%	5.6%	8.6%
Marine eliminations	(143.7)	(119.5)		-	-
Total Marine	1,210.0	1,163.6	4%	82.2	101.5	-19%	6.8%	8.7%

Fitness	133.9	127.5	5%	9.0	6.4	41%	6.7%	5.0%
Bowling & Billiards	114.7	111.5	3%	12.8	11.1	15%	11.2%	10.0%
Eliminations	(0.6)	(1.5)		-	-
Corp/Other	-	-		(16.8)	(19.9)	16%

Total	$1,458.0	$1,401.1	4%	$87.2	$99.1	-12%	6.0%	7.1%

Brunswick Corporation
Comparative Consolidated Balance Sheets
(in millions)

	March 31,	December 31,	March 31,
	2006	2005	2005
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$216.5	$487.7	$439.7
Accounts and notes receivables, net	578.2	522.4	505.1
Inventories
Finished goods	457.7	426.2	436.6
Work-in-process	336.0	298.5	283.6
Raw materials	161.8	149.9	146.8
Net inventories	955.5	874.6	867.0
Deferred income taxes	273.6	274.8	292.0
Prepaid expenses and other	64.6	75.5	43.7
Current assets	2,088.4	2,235.0	2,147.5

Net property	999.4	970.2	871.4

Other assets
Goodwill and other intangibles	1,065.2	1,023.1	952.4
Investments and other long-term assets	401.7	393.2	371.1
Other assets	1,466.9	1,416.3	1,323.5

Total assets	$4,554.7	$4,621.5	$4,342.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.9	$1.1	$6.1
Accounts payable	439.7	472.2	389.9
Accrued expenses and accrued income taxes	779.2	831.9	776.2
Current liabilities	1,219.8	1,305.2	1,172.2

Long-term debt	723.5	723.7	723.2
Other long-term liabilities	616.5	613.8	654.0
Common shareholders' equity	1,994.9	1,978.8	1,793.0

Total liabilities and shareholders' equity	$4,554.7	$4,621.5	$4,342.4

Supplemental Information
Debt-to-capitalization rate	26.6%	26.8%	28.9%

Brunswick Corporation
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended March 31
	2006	2005
Cash flows from operating activities
Net earnings	$67.4	$94.6
Depreciation and amortization	42.4	38.4
Changes in noncash current assets and current liabilities	(232.9)	(213.1)
Income taxes and other, net	31.5	10.8
Net cash provided by (used for) operating activities	(91.6)	(69.3)

Cash flows from investing activities
Capital expenditures	(56.3)	(32.5)
Acquisitions of businesses, net of cash and debt acquired	(62.9)	(13.7)
Investments	(7.1)	(8.1)
Proceeds from sale of property, plant and equipment	5.1	6.0
Proceeds from investment sale (1)	-	57.9
Net cash provided by (used for) investing activities	(121.2)	9.6

Cash flows from financing activities
Net issuances (repayments) of commercial paper and
other short-term debt	-	(4.0)
Payments of long-term debt including current maturities	(0.3)	(1.3)
Stock repurchases	(61.8)	-
Stock options exercised	3.7	4.9
Net cash provided by (used for) financing activities	(58.4)	(0.4)

Net increase (decrease) in cash and cash equivalents	(271.2)	(60.1)
Cash and cash equivalents at January 1	487.7	499.8

Cash and cash equivalents at March 31	$216.5	$439.7

Free Cash Flow
Net cash provided by (used for) operating activities	$(91.6)	$(69.3)

Net cash provided by (used for):
Capital expenditures	(56.3)	(32.5)
Proceeds from investment sale (1)	-	57.9
Other, net	5.1	63.9

Total Free Cash Flow	$(142.8)	$20.0

(1)	Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.

Brunswick Corporation
Non-GAAP Financial Information
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Pro Forma Three Months Ended March 31 (1)
	2006	2005	% Change

Net sales	$1,413.3	$1,342.5	5%
Cost of sales	1,099.9	1,021.3	8%
Selling, general and administrative expense	184.7	192.5	-4%
Research and development expense	30.5	29.9	2%
Operating earnings	98.2	98.8	-1%
Equity earnings	5.2	5.0	4%
Investment sale gain (2)	-	38.7
Other expense, net	(0.2)	(0.9)	78%
Earnings before interest and income taxes	103.2	141.6	-27%
Interest expense	(13.6)	(13.0)	-5%
Interest income	3.0	2.7	11%
Earnings before income taxes	92.6	131.3	-29%
Income tax provision	18.5	37.3
Earnings from continuing operations	74.1	94.0	-21%
Earnings (loss) from discontinued operations, net of tax	(6.7)	0.6	NM

Net earnings	$67.4	$94.6	-29%

Earnings per common share:
Basic
Earnings from continuing operations	$0.78	$0.96	-19%
Earnings (loss) from discontinued operations	(0.07)	0.01	NM

Net earnings	$0.71	$0.97	-27%
Diluted
Earnings from continuing operations	$0.77	$0.95	-19%
Earnings (loss) from discontinued operations	(0.07)	0.01	NM

Net earnings	$0.70	$0.96	-27%

Weighted average number of shares used for computation of:
Basic earnings per share	95.6	97.7	-2%
Diluted earnings per share	96.6	99.0	-2%

Effective tax rate (3)	17.4%	28.1%

Supplemental Information
Diluted earnings from continuing operations	$0.77	$0.95	-19%
Tax reserve reassessment (3)	(0.13)	-	NM
Investment sale gain (2)	-	(0.32)	NM

Earnings from continuing operations, as adjusted	$0.64	$0.63	2%

(1)
On April 27, 2006, the Company announced its intention to dispose of substantially all of the assets of Brunswick New Technologies. Accordingly, these financial statements have been prepared utilizing non-GAAP financial information to illustrate how the first quarter 2006 financial statements would have appeared had the decision been made prior to March 31, 2006. The Company believes that presenting its first quarter results excluding these businesses is more representative of the financial performance of its ongoing operations. The Company will formally disaggregate its financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006.

(2)	The Company sold its investment in MarineMax, Inc., pursuant to registered public offering by MarineMax.

(3)	The decrease in the effective tax rate for the first quarter of 2006 was primarily due to a tax reserve reassessment of $12.4 million.

NM = not meaningful

Brunswick Corporation
Non-GAAP Financial Information
Selected Financial Information
(in millions)
(unaudited)

Segment Information
	Pro Forma Three Months Ended March 31(1)
	Net Sales			Operating Earnings			Operating Margin
			%			%
	2006	2005	Change	2006	2005	Change	2006	2005

Boat	$751.0	$680.7	10%	$48.4	$49.1	-1%	6.4%	7.2%
Marine Engine	557.2	543.2	3%	44.9	52.0	-14%	8.1%	9.6%
Marine eliminations	(143.5)	(119.5)		-	-
Total Marine	1,164.7	1,104.4	5%	93.3	101.1	-8%	8.0%	9.2%

Fitness	134.5	128.1	5%	8.9	6.4	39%	6.6%	5.0%
Bowling & Billiards	114.7	111.5	3%	12.8	11.1	15%	11.2%	10.0%
Eliminations	(0.6)	(1.5)		-	-
Corp/Other	-	-		(16.8)	(19.8)	16%

Total	$1,413.3	$1,342.5	5%	$98.2	$98.8	-1%	7.0%	7.4%

(1)
On April 27, 2006, the Company announced its intention to dispose of substantially all of the assets of Brunswick New Technologies. Accordingly, these financial statements have been prepared utilizing non-GAAP financial information to illustrate how the first quarter 2006 financial statements would have appeared had the decision been made prior to March 31, 2006. The Company believes that presenting its first quarter results excluding these businesses is more representative of the financial performance of its ongoing operations. The Company will formally disaggregate its financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006.

Brunswick Corporation
Non-GAAP Financial Information
Comparative Consolidated Balance Sheets
(in millions)
(unaudited)
	Pro Forma(1)
	March 31,	December 31,	March 31,
	2006	2005	2005
Assets
Current assets
Cash and cash equivalents	$216.5	$487.7	$439.7
Accounts and notes receivables, net	540.5	471.5	480.2
Inventories
Finished goods	418.3	384.3	421.0
Work-in-process	335.8	298.5	282.4
Raw materials	143.5	134.1	128.5
Net inventories	897.6	816.9	831.9
Deferred income taxes	273.6	274.8	292.0
Prepaid expenses and other	60.8	70.4	41.5
Current assets held for sale	99.4	113.7	62.2
Current assets	2,088.4	2,235.0	2,147.5

Net property	982.0	953.3	858.5

Other assets
Goodwill and other intangibles	991.5	949.1	878.8
Investments and other long-term assets	399.5	391.1	370.8
Long-term assets held for sale	93.3	93.0	86.8
Other assets	1,484.3	1,433.2	1,336.4

Total assets	$4,554.7	$4,621.5	$4,342.4

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.9	$1.1	$6.1
Accounts payable	418.6	431.7	372.2
Accrued expenses and accrued income taxes	757.9	803.8	757.8
Current liabilities held for sale	42.4	68.6	36.1
Current liabilities	1,219.8	1,305.2	1,172.2

Long-term debt	723.5	723.7	723.2
Other long-term liabilities	610.7	608.1	649.8
Long-term liabilities held for sale	5.8	5.7	4.2
Common shareholders' equity	1,994.9	1,978.8	1,793.0

Total liabilities and shareholders' equity	$4,554.7	$4,621.5	$4,342.4

Supplemental Information
Debt-to-capitalization rate	26.6%	26.8%	28.9%

(1)
On April 27, 2006, the Company announced its intention to dispose of substantially all of the assets of Brunswick New Technologies. Accordingly, these financial statements have been prepared utilizing non-GAAP financial information to illustrate how the first quarter 2006 financial statements would have appeared had the decision been made prior to March 31, 2006. The Company believes that presenting its first quarter results excluding these businesses is more representative of the financial performance of its ongoing operations. The Company will formally disaggregate its financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006.

Brunswick Corporation
Non-GAAP Financial Information
Comparative Consolidated Condensed Statements of Cash Flows
(in millions)
(unaudited)
	Pro Forma Three Months Ended March 31(1)
	2006	2005
Cash flows from operating activities
Net earnings	$74.1	$94.0
Depreciation and amortization	40.7	37.2
Changes in noncash current assets and current liabilities	(220.9)	(217.4)
Income taxes and other, net	31.4	10.1
Net cash (used for) provided by operating activities of continuing operations	(74.7)	(76.1)
Net cash (used for) provided by operating activities of discontinued operations	(16.9)	6.8
Net cash (used for) provided by operating activities	(91.6)	(69.3)

Cash flows from investing activities
Capital expenditures	(54.4)	(29.6)
Acquisitions of businesses, net of cash and debt acquired	(62.9)	(13.4)
Investments	(7.1)	(8.1)
Proceeds from sale of property, plant and equipment	5.1	6.0
Proceeds from investment sale (2)	-	57.9
Net cash (used for) provided by investing activities of continuing operations	(119.3)	12.8
Net cash (used for) provided by investing activities of discontinued operations	(1.9)	(3.2)
Net cash (used for) provided by investing activities	(121.2)	9.6

Cash flows from financing activities
Net repayments of commercial paper and other short-term debt	-	(4.0)
Payments of long-term debt including current maturities	(0.3)	(1.3)
Stock repurchases	(61.8)	-
Stock options exercised	3.7	4.9
Net cash (used for) provided by financing activities of continuing operations	(58.4)	(0.4)
Net cash (used for) provided by financing activities of discontinued operations	-	-
Net cash (used for) provided by financing activities	(58.4)	(0.4)

Net decrease in cash and cash equivalents	(271.2)	(60.1)
Cash and cash equivalents at January 1	487.7	499.8

Cash and cash equivalents at March 31	$216.5	$439.7

Free Cash Flow
Net cash (used for) provided by operating activities of continuing operations	$(74.7)	$(76.1)

Net cash (used for) provided by continuing operations:
Capital expenditures	(54.4)	(29.6)
Proceeds from investment sale (2)	-	57.9
Other continuing operations, net	5.1	6.0

Total Free Cash Flow - Continuing	$(124.0)	$(41.8)

(1)
On April 27, 2006, the Company announced its intention to dispose of substantially all of the assets of Brunswick New Technologies. Accordingly, these financial statements have been prepared utilizing non-GAAP financial information to illustrate how the first quarter 2006 financial statements would have appeared had the decision been made prior to March 31, 2006. The Company believes that presenting its first quarter results excluding these businesses is more representative of the financial performance of its ongoing operations. The Company will formally disaggregate its financial statements in its Quarterly Report on Form 10-Q for the second quarter of 2006.

(2)	Pre-tax proceeds from the sale of the Company's investment in MarineMax, Inc., net of selling costs.